Exhibit (a)(3)(a)

SCHEDULE A

Series of the Trust
Janus Henderson AAA CLO ETF
Janus Henderson Asset-Backed Securities ETF
Janus Henderson B-BBB CLO ETF
Janus Henderson Corporate Bond ETF
Janus Henderson Emerging Markets Debt Hard Currency ETF
Janus Henderson Global Artificial Intelligence ETF
Janus Henderson Income ETF
Janus Henderson Mid Cap Growth Alpha ETF
Janus Henderson Mortgage-Backed Securities ETF
Janus Henderson Securitized Income ETF
Janus Henderson Short Duration Income ETF
Janus Henderson Small Cap Growth Alpha ETF
Janus Henderson Small/Mid Cap Growth Alpha ETF
Janus Henderson Transformational Growth ETF
Janus Henderson U.S. Real Estate ETF
Janus Henderson U.S. Sustainable Equity ETF

May 30, 2025